UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2008

NORTHERN OIL AND GAS, INC.
(Name of small business issuer in its charter)

Nevada	000-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANTS BUSINESS AND OPERATIONS

Item 5.02 – Compensatory Arrangements of Certain Officers.

2008 Stock Compensation Plan

On September 22, 2008, the Board of Directors of Northern Oil and Gas, Inc. (the “Company”) approved the 2008 Stock Compensation Plan (the “Plan”) for management-level employees and officers of the Company.  The Plan was implemented to attract and retain persons of ability as management-level employees and officers of the Company, and to motivate such persons through an increased personal interest in the Company to exert their best efforts on behalf of the Company and its subsidiaries, and thus to advance the interests of such corporations and benefit their shareholders.

Any management-level employee or officer of the Company may participate in the Plan and, if they elect to do so, shall receive shares of the Company’s common stock (the “Plan Shares”) in lieu of all (but not less than all) base cash salary payable to such person for a period of not less than six (6) months nor more than two (2) years of employment with the Company (the “Election Period”).  The number of shares to be received by any participant shall be computed by dividing the Fair Market Value of the Company’s common stock (defined as the volume weighted average price (as reported by Bloomberg) for the ten (10) trading days ending on the last completed trading day immediately preceding the date of the Company’s receipt of any particular election notice) by the aggregate base cash salary payable to such individual during the Election Period.  Shares issuable under the Plan will be issued in equal installments on the first day of each month during the Election Period.  Any and all elections made pursuant to the Plan are non-revocable.

On September 26, 2008, the Company announced that all of its management-level employees and officers had elected to participate in the Plan and receive stock compensation in lieu of cash salary compensation for the entire 2009 and 2010 calendar years.

A complete copy of the Plan is attached hereto as Exhibit 10.1 and incorporated herein by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Northern Oil and Gas, Inc. 2008 Stock Compensation Plan
99.1	Press Release dated September 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN OIL AND GAS, INC.

Date:  September 26, 2008                                                                                     By /s/ Michael L. Reger
       Michael L. Reger, Chief Executive Officer